Exhibit 99.1

Celanese Corporation
Investor Relations
1601 West LBJ Freeway
Corporate News Release	Dallas, Texas 75234

Celanese Corporation Reports Fourth Quarter and Record Full Year 2011 Results;
Expects Continued Earnings Growth in 2012

Fourth quarter highlights:

•	Net sales were $1,614 million, up 7% from prior year period

•	Operating profit was $97 million versus $140 million in prior year period

•	Net earnings were $95 million versus $58 million in prior year period

•	Diluted EPS from continuing operations was $0.61 versus $0.65 in prior year period

•	Operating EBITDA was $243 million versus $262 million in prior year period

•	Adjusted EPS was $0.58 versus $0.73 in prior year period

Full year 2011 highlights:

•	Net sales were $6,763 million, up 14% from prior year period

•	Operating profit was $690 million versus $503 million in prior year period

•	Net earnings were $607 million versus $377 million in prior year period

•	Diluted EPS from continuing operations was $3.81 versus $2.69 in prior year period

•	Operating EBITDA was $1,362 million versus $1,122 million in prior year period

•	Adjusted EPS was $4.47 versus $3.37 in prior year period

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions, except per share data) - Unaudited	2011	2010	2011	2010
Net sales	1,614	1,507	6,763	5,918
Operating profit (loss)	97	140	690	503
Net earnings (loss) attributable to Celanese Corporation	95	58	607	377
Operating EBITDA [1]	243	262	1,362	1,122
Diluted EPS - continuing operations	$0.61	$0.65	$3.81	$2.69
Diluted EPS - total	$0.60	$0.36	$3.82	$2.38
Adjusted EPS [2]	$0.58	$0.73	$4.47	$3.37
1 Non-U.S. GAAP measure. See reconciliation in Table 1.
2 Non-U.S. GAAP measure. See reconciliation in Table 6.

Dallas, January 31, 2012: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported fourth quarter 2011 net sales of $1,614 million, a 7 percent increase from the prior year period, primarily due to higher pricing across all operating segments. The higher pricing was driven by the recovery of higher raw material costs. Operating profit was $97 million compared with $140 million in the same period last year. This quarter's results reflected weakened fourth quarter economic conditions, particularly in Europe, which resulted in lower than expected customer demand in the period. This led to a sharp inventory destocking in the company's Acetyl Intermediates segment, as well as a modest impact to volumes in its Advanced Engineered Materials segment. Net earnings were $95 million compared with $58 million in the same period last year. Diluted earnings per share from continuing operations were $0.61 compared with $0.65 in the prior year period.

Adjusted earnings per share in the fourth quarter of 2011 were $0.58 compared with $0.73 in the prior year period. The tax rate and diluted share count for adjusted earnings per share in the current period were 17 percent and 158.9 million, respectively. Operating EBITDA in the current period was $243 million compared with $262 million in the fourth quarter of 2010. Adjusted earnings per share and operating EBITDA in both periods excluded other charges and other adjustments of $19 million and $14 million, respectively.

"Celanese delivered a record annual performance in 2011 as the earnings power of our leading global businesses helped to mitigate the impact of weakened economic conditions near the end of the fourth quarter, particularly in Europe," said David Weidman, chairman and chief executive officer. "Near term uncertainty translated into more cautious buying behavior at the end of the quarter resulting in temporarily lower fourth quarter volumes and lower earnings than we previously expected. However, we remain confident in the fundamentals of our business model which will continue to drive earnings growth and shareholder value."
Recent Highlights

•	Completed the acquisition of certain assets from Ashland Inc., including two product lines, Vinac® and Flexbond®, which will support the strategic growth of the Celanese Emulsions business.

•
Endorsed Congressman Pete Olson's Domestic Alternative Fuels Act of 2012 which was introduced on January 17, 2012. If enacted, the bill would allow ethanol produced from domestic hydrocarbons other than petroleum, such as ethanol produced from Celanese's proprietary TCX® ethanol process technology, to satisfy the Renewable Fuels Standard (RFS) requirement to use conventional biofuel (corn-based ethanol) to reduce the quantity of petroleum used in transportation fuel.

Fourth Quarter Segment Overview

Advanced Engineered Materials
Advanced Engineered Materials increased revenue and operating EBITDA with its continued focus on successful innovation efforts amid a challenging economic environment, particularly in Europe. Net sales in the fourth quarter of 2011 were $292 million compared with $274 million in the same period last year, driven by higher pricing and revenue associated with the product lines acquired in 2010. The higher pricing and additional revenue offset lower volumes due to temporarily softer end-market demand as customers throughout its supply chain stringently managed year-end inventories and production. Operating profit in the fourth quarter of 2011 was a loss of $3 million compared with a profit of $35 million in the prior year period. Increased net sales offset higher raw material costs in the period. The prior year period's results included a $16 million gain, reflected in other charges and other adjustments, primarily related to the reduction of legal reserves. The fourth quarter 2011 results included $8 million of other charges and other adjustments primarily related to the relocation and expansion of the Kelsterbach facility to Frankfurt Hoechst Industrial Park. Additionally, depreciation in the current period was $13 million higher than the prior year period, primarily related to the new facility. Operating EBITDA, which excluded other charges and other adjustments, was $73 million compared with $68 million in the prior year period. Equity earnings from the company's affiliates totaled $36 million, $6 million higher than the prior year period, primarily driven by higher earnings in its Ibn Sina venture.

Consumer Specialties
Consumer Specialties delivered solid results as global demand increased for their products but could not completely offset higher energy and raw material costs. Net sales in the fourth quarter of 2011 were $306 million compared with $281 million in the same period last year, primarily driven by higher pricing and volumes in the company's Acetate Products business. Operating profit was $59 million, unchanged from the prior year period, as the higher pricing and volumes were offset by higher raw material and energy costs. Fourth quarter 2010 results included $13 million of other charges and other adjustments due to accelerated depreciation and other related costs primarily associated with the company's previously announced closure of its acetate manufacturing operations in Spondon, Derby, United Kingdom. Fourth quarter 2011 results included $5 million of other charges and other adjustments. Operating EBITDA, which excluded other charges and other adjustments, was $73 million compared with $80 million in the same period last year.

Industrial Specialties
Industrial Specialties delivered increased revenue and earnings as it benefited from its innovative applications and geographic growth in North America and Asia, which helped to offset softer European demand. Net sales in the fourth quarter of 2011 were $272 million compared with $249 million in the same period last year, primarily driven by higher pricing as the company successfully introduced innovative applications in nontraditional sectors and recovered rising raw material costs. Operating profit in the current period was $17 million compared with $11 million in the same period last year. Operating EBITDA increased to $30 million from $27 million in the same period last year.

Acetyl Intermediates
Acetyl Intermediates was impacted by European economic uncertainty that resulted in lower end-market demand in Europe during the latter part of the fourth quarter and led to a sharp inventory destocking across the industry's supply chain. Despite this, net sales in the fourth quarter of 2011 increased to $849 million from $799 million in the prior year period, driven by higher year-over-year pricing primarily in downstream derivatives due to raw material recovery, offsetting modestly lower volumes. Operating profit in the current period was $67 million compared with $94 million in the same period last year. Rapid destocking across the acetyl chain due to decreased demand temporarily lowered industry utilization rates and compressed margins as higher pricing was more than offset by higher raw material costs and lower volumes. Operating EBITDA was $95 million compared with $127 million in the same period last year. The destocking impact from FIFO inventory accounting and other inventory-related items negatively impacted operating EBITDA by approximately $15 million in the fourth quarter of 2011.

Taxes
The tax rate for adjusted earnings per share was 17 percent for the year ended December 31, 2011, compared with 20 percent for the year ended December 31, 2010. The U.S. GAAP effective tax rate for continuing operations in 2011 was 20 percent compared with 21 percent in 2010. The effective tax rate for 2011 was favorably impacted by increased foreign tax credit benefits realized in the United States and changes in assessments regarding valuation allowances on certain deferred tax assets, partially offset by foreign losses not providing tax benefits. The effective rate for 2010 was favorably impacted by amendments to tax legislation in Mexico. Cash taxes paid were $94 million in 2011 compared with $135 million in 2010. The decrease in cash taxes paid is primarily the result of the timing of cash payments and favorable tax incentives in certain jurisdictions.

Strategic Affiliates
Total earnings from equity investments and dividends from cost investments, which are reflected in the company's earnings and operating EBITDA, were $46 million in the fourth quarter of 2011, $9 million higher than the prior year period's results. Equity and cost investment dividends, which are included in cash flows, were $40 million, a $22 million increase from the prior year period.

Earnings in equity investments for Ticona's strategic affiliates in Asia in the fourth quarter of 2011 were $1 million compared with $13 million in the same period last year, primarily due to the planned turnaround at one of the company's Asian affiliates. Proportional affiliate EBITDA in excess of equity net earnings for the Asian affiliates was $13 million compared with $17 million in the prior year period. Ticona's strategic affiliates in the Middle East, which include its Ibn Sina affiliate, increased equity in net earnings to $35 million from $17 million in the prior year period, primarily driven by increased pricing for methanol and methyl tertiary-butyl ether (MTBE). Proportional affiliate EBITDA in excess of equity net earnings was $10 million for the Middle Eastern affiliates, a $4 million increase from the prior year.

The company's total proportional affiliate EBITDA for the fourth quarter of 2011 increased to $83 million from $72 million in the prior year period and was $37 million more than reported in the company's operating EBITDA in the current period. As of December 31, 2011, the company's total proportional net debt of affiliates was $128 million.

Cash Flow
The company generated $638 million in cash from operating activities for the full year 2011, an increase of $186 million from the prior year period, primarily due to the company's increased earnings. During 2011, the company used $441 million in cash for investing activities compared with $560 million in the prior year. The 2011 results included investments in capacity expansions and future operating efficiencies, including $204 million of capital expenditures related to its successful relocation of Ticona's operations in Kelsterbach, Germany to Frankfurt Hoechst Industrial Park. The company also received a final payment of $158 million related to the relocation during 2011. Cash used in financing activities in 2011 was $253 million, a decrease of $135 million from the prior year. In 2011, the company used a net of $196 million to repay debt, repurchased $31 million of its outstanding common shares, and paid $34 million in dividends. Net debt at the end of 2011 was $2,335 million, a $143 million decrease from the end of 2010.

Outlook
Based on improving order patterns in the first quarter of 2012, confidence in the fundamental strength of its business, and moderate global growth, the company expects 2012 adjusted earnings per share to be above consensus estimates that averaged

$4.70. "Since the beginning of the first quarter we have seen an increased demand for our products and we are confident that the growth drivers of our business, our leading technologies, low cost positions, and strong presence in emerging economies will enable us to deliver increased earnings in 2012," said Weidman. "We continue to remain on track to meet our 2013 earnings growth objectives of at least $6.00 in adjusted earnings per share."

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Jacqueline Terry	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 4417	Phone: +49(0)69 45009 1574
Telefax: +1 972 443 8519	Telefax: +1 972 443 8519	Telefax: +49(0) 45009 58800
Jon.Puckett@celanese.com	Jacqueline.Terry@celanese.com	J.Kurth@celanese.com

Celanese Corporation is a global technology leader in the production of specialty materials and chemical products which are used in most major industries and consumer applications. Our products, essential to everyday living, are manufactured in North America, Europe and Asia. Known for operational excellence, sustainability and premier safety performance, Celanese delivers value to customers around the globe with best-in-class technologies. Based in Dallas, Texas, the company employs approximately 7,600 employees worldwide and had 2011 net sales of $6.8 billion, with approximately 73% generated outside of North America. For more information about Celanese Corporation and its global product offerings, visit www.celanese.com.

Forward-Looking Statements

This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. When used in this release, the words “outlook,” “forecast,” “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “may,” “can,” “could,” “might,” “will” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct.
There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of business cycles, particularly in the automotive, electrical, electronics and construction industries; changes in the price and availability of raw materials; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedule acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products; compliance and other costs and potential disruption or interruption of production or operations due to accidents, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP

This release reflects the following performance measures: operating EBITDA, business operating EBITDA, affiliate EBITDA and proportional affiliate EBITDA, adjusted earnings per share, and net debt as non-U.S. GAAP measures. These measurements are not recognized in accordance with U.S. GAAP and should not be viewed as an alternative to U.S. GAAP measures of performance. The most directly comparable financial measure presented in accordance with U.S. GAAP in our consolidated financial statements for operating EBITDA and business operating EBITDA is net income; for proportional affiliate EBITDA is equity in net earnings of affiliates; for affiliate EBITDA is operating profit; for adjusted earnings per share is earnings per common share-diluted; and for net debt is total debt.

Use of Non-U.S. GAAP Financial Information

•
Operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes, and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7. We present operating EBITDA because we consider it an important supplemental measure of our operations and financial performance. We believe that operating EBITDA is more reflective of our operations as it provides transparency to investors and enhances period-to-period comparability of our operations and financial performance. Operating EBITDA is one of the measures management uses for its planning and budgeting process to monitor and evaluate financial and operating results and for the company's incentive compensation plan. Operating EBITDA should not be considered as an alternative to net income determined in accordance with U.S. GAAP. We may provide guidance on operating EBITDA and are unable to reconcile forecasted operating EBITDA to a U.S. GAAP financial measure because a forecast of Other Charges and Adjustments is not practical.

•
Business operating EBITDA is defined by the company as net earnings less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for Other Charges and Adjustments as described in Table 7, less equity in net earnings of affiliates, dividend income from cost investments and other (income) expense. This supplemental performance measure reflects the operating results of the company's operations without regard to the financial impact of its equity and cost investments.

•
Affiliate EBITDA is defined by the company as operating profit plus the depreciation and amortization of its equity affiliates. Proportional affiliate EBITDA is defined by the company as the proportional operating profit plus the proportional depreciation and amortization of its equity investments. The company has determined that it does not have sufficient ownership for operating control of these investments to consider their results on a consolidated basis. The company believes that investors should consider proportional affiliate EBITDA as an additional measure of operating results.

•
Adjusted earnings per share is a measure used by management to measure performance. It is defined by the company as net earnings (loss) available to common shareholders plus preferred dividends, adjusted for other charges and adjustments, and divided by the number of basic common shares, diluted preferred shares, and options valued using the treasury method. We may provide guidance on an adjusted earnings per share basis and are unable to reconcile forecasted adjusted earnings per share to a U.S. GAAP financial measure without unreasonable effort because a forecast of Other Items is not practical. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding various financial and business trends relating to our financial condition and results of operations, and that when U.S. GAAP information is viewed in conjunction with non-U.S. GAAP information, investors are provided with a more meaningful understanding of our ongoing operating performance. Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our U.S. GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the tax rate used for U.S. GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual U.S. GAAP tax rate in any given future period.

•
Net debt is defined by the company as total debt less cash and cash equivalents. We believe that the presentation of this non-U.S. GAAP measure provides useful information to management and investors regarding changes to the company's capital structure. Our management and credit analysts use net debt to evaluate the company's capital structure and assess credit quality. Proportional net debt is defined as our proportionate share of our affiliates' net debt.

Results Unaudited

The results presented in this release, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management.

Consolidated Statements of Operations - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions, except share and per share data)	2011	2010	2011	2010
Net sales	1,614	1,507	6,763	5,918
Cost of sales	(1,342)	(1,194)	(5,329)	(4,738)
Gross profit	272	313	1,434	1,180
Selling, general and administrative expenses	(128)	(132)	(536)	(505)
Amortization of intangible assets	(12)	(16)	(62)	(61)
Research and development expenses	(24)	(18)	(96)	(70)
Other (charges) gains, net	(9)	1	(48)	(46)
Foreign exchange gain (loss), net	(1)	(4)	—	(3)
Gain (loss) on disposition of businesses and asset, net	(1)	(4)	(2)	8
Operating profit (loss)	97	140	690	503
Equity in net earnings (loss) of affiliates	46	37	192	168
Interest expense	(55)	(58)	(221)	(204)
Refinancing expense	—	—	(3)	(16)
Interest income	1	5	3	7
Dividend income - cost investments	—	—	80	73
Other income (expense), net	5	6	14	7
Earnings (loss) from continuing operations before tax	94	130	755	538
Income tax (provision) benefit	2	(27)	(149)	(112)
Earnings (loss) from continuing operations	96	103	606	426
Earnings (loss) from operation of discontinued operations	(1)	(72)	2	(80)
Gain (loss) on disposition of discontinued operations	—	—	—	2
Income tax (provision) benefit, discontinued operations	—	27	(1)	29
Earnings (loss) from discontinued operations	(1)	(45)	1	(49)
Net earnings (loss)	95	58	607	377
Net earnings (loss) attributable to noncontrolling interests	—	—	—	—
Net earnings (loss) attributable to Celanese Corporation	95	58	607	377
Cumulative preferred stock dividends	—	—	—	(3)
Net earnings (loss) available to common stockholders	95	58	607	374
Amounts attributable to Celanese Corporation
Earnings (loss) per common share - basic
Continuing operations	0.62	0.66	3.88	2.73
Discontinued operations	(0.01)	(0.29)	0.01	(0.31)
Net earnings (loss) - basic	0.61	0.37	3.89	2.42
Earnings (loss) per common share - diluted
Continuing operations	0.61	0.65	3.81	2.69
Discontinued operations	(0.01)	(0.29)	0.01	(0.31)
Net earnings (loss) - diluted	0.60	0.36	3.82	2.38
Weighted average shares (in millions)
Basic	156.4	155.7	156.2	154.6
Diluted	158.9	158.3	158.9	158.4

Consolidated Balance Sheets - Unaudited

	As of December 31,
(in $ millions)	2011	2010
ASSETS
Current assets
Cash & cash equivalents	682	740
Trade receivables - third party and affiliates, net	871	827
Non-trade receivables, net	235	253
Inventories	712	610
Deferred income taxes	104	92
Marketable securities, at fair value	64	78
Assets held for sale	—	9
Other assets	35	59
Total current assets	2,703	2,668
Investments in affiliates	824	838
Property, plant and equipment, net	3,269	3,017
Deferred income taxes	421	443
Other assets	344	289
Goodwill	760	774
Intangible assets, net	197	252
Total assets	8,518	8,281

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	144	228
Trade payables - third party and affiliates	673	673
Other liabilities	539	596
Deferred income taxes	17	28
Income taxes payable	12	17
Total current liabilities	1,385	1,542
Long-term debt	2,873	2,990
Deferred income taxes	92	116
Uncertain tax positions	182	273
Benefit obligations	1,492	1,359
Other liabilities	1,153	1,075
Commitments and contingencies
Stockholders' equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(860)	(829)
Additional paid-in capital	627	574
Retained earnings	2,424	1,851
Accumulated other comprehensive income (loss), net	(850)	(670)
Total Celanese Corporation stockholders' equity	1,341	926
Noncontrolling interests	—	—
Total equity	1,341	926
Total liabilities and equity	8,518	8,281

Table 1
Segment Data and Reconciliation of Operating Profit (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Net Sales
Advanced Engineered Materials	292	274	1,298	1,109
Consumer Specialties	306	281	1,161	1,098
Industrial Specialties	272	249	1,223	1,036
Acetyl Intermediates	849	799	3,551	3,082
Other Activities [1]	—	1	1	2
Intersegment eliminations	(105)	(97)	(471)	(409)
Total	1,614	1,507	6,763	5,918
Operating Profit (Loss)
Advanced Engineered Materials	(3)	35	76	186
Consumer Specialties	59	59	227	164
Industrial Specialties	17	11	100	89
Acetyl Intermediates	67	94	459	243
Other Activities [1]	(43)	(59)	(172)	(179)
Total	97	140	690	503
Other Charges and Other Adjustments [2]
Advanced Engineered Materials	8	(16)	60	(38)
Consumer Specialties	5	13	23	97
Industrial Specialties	1	6	1	(19)
Acetyl Intermediates	4	6	(3)	62
Other Activities [1]	1	5	18	11
Total	19	14	99	113
Depreciation and Amortization Expense [3]
Advanced Engineered Materials	32	19	97	72
Consumer Specialties	9	9	36	37
Industrial Specialties	11	10	45	41
Acetyl Intermediates	21	25	96	97
Other Activities [1]	3	2	13	11
Total	76	65	287	258
Business Operating EBITDA
Advanced Engineered Materials	37	38	233	220
Consumer Specialties	73	81	286	298
Industrial Specialties	29	27	146	111
Acetyl Intermediates	92	125	552	402
Other Activities [1]	(39)	(52)	(141)	(157)
Total	192	219	1,076	874
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	36	30	163	143
Consumer Specialties	—	(1)	80	73
Industrial Specialties	1	—	2	—
Acetyl Intermediates	3	2	10	9
Other Activities [1]	11	12	31	23
Total	51	43	286	248
Operating EBITDA
Advanced Engineered Materials	73	68	396	363
Consumer Specialties	73	80	366	371
Industrial Specialties	30	27	148	111
Acetyl Intermediates	95	127	562	411
Other Activities [1]	(28)	(40)	(110)	(134)
Total	243	262	1,362	1,122
1 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.
2 See Table 7 for details.
3 Excludes accelerated depreciation and amortization expense associated with plant closures included in Other Charges and Other Adjustments above. See Table 1A for details.

Table 1A
Reconciliation of Consolidated Net Earnings (Loss) to Operating EBITDA -
a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Net earnings (loss) attributable to Celanese Corporation	95	58	607	377
(Earnings) loss from discontinued operations	1	45	(1)	49
Interest income	(1)	(5)	(3)	(7)
Interest expense	55	58	221	204
Refinancing expense	—	—	3	16
Income tax provision (benefit)	(2)	27	149	112
Depreciation and amortization expense [2]	76	65	287	258
Other charges (gains), net [1]	9	(1)	48	46
Other adjustments [1]	10	15	51	67
Operating EBITDA	243	262	1,362	1,122
Detail by Segment
Advanced Engineered Materials	73	68	396	363
Consumer Specialties	73	80	366	371
Industrial Specialties	30	27	148	111
Acetyl Intermediates	95	127	562	411
Other Activities [3]	(28)	(40)	(110)	(134)
Operating EBITDA	243	262	1,362	1,122
1 See Table 7 for details.
2 Excludes accelerated depreciation and amortization expense associated with plant closures as detailed in the table below and included in Other adjustments above.

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Advanced Engineered Materials	—	—	3	4
Consumer Specialties	1	4	8	5
Industrial Specialties	—	—	—	—
Acetyl Intermediates	—	—	—	20
Other Activities [3]	—	(1)	—	—
Accelerated depreciation and amortization expense	1	3	11	29
Depreciation and amortization expense [2]	76	65	287	258
Total depreciation and amortization expense	77	68	298	287
3 Other Activities includes corporate selling, general and administrative expenses and the results from captive insurance companies.

Table 2
Factors Affecting Business Segment Net Sales - Unaudited

Three Months Ended December 31, 2011 Compared to Three Months Ended December 31, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	(4)	7	—	4	(1)	7
Consumer Specialties	4	5	—	—		9
Industrial Specialties	(4)	13	—	—		9
Acetyl Intermediates	(5)	9	1	1		6
Total Company	(3)	9	—	1	(2)	7

Twelve Months Ended December 31, 2011 Compared to Twelve Months Ended December 31, 2010

	Volume	Price	Currency	Other		Total
	(In percentages)
Advanced Engineered Materials	2	8	3	4	(1)	17
Consumer Specialties	1	5	—	—		6
Industrial Specialties	2	13	3	—		18
Acetyl Intermediates	(4)	16	3	—		15
Total Company	(1)	13	3	—	(2)	15
1  Includes the effects of the two product lines acquired in May 2010 from DuPont Performance Polymers.
2  Includes the effects of the captive insurance companies and the impact of fluctuations in intersegment eliminations.

Table 3
Cash Flow Information - Unaudited

	Year Ended December 31,
(in $ millions)	2011	2010
Net cash provided by operating activities	638	452
Net cash provided by (used in) investing activities [1]	(441)	(560)
Net cash used in financing activities	(253)	(388)
Exchange rate effects on cash	(2)	(18)
Cash and cash equivalents at beginning of period	740	1,254
Cash and cash equivalents at end of period	682	740
1  2011 and 2010 include $204 million and $312 million, respectively, of capital expenditures related to the Ticona Kelsterbach plant relocation. 2011 includes $158 million of cash proceeds related to the Ticona Kelsterbach plant relocation.

Table 4
Cash Dividends Received - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Dividends from equity investments	40	18	205	138
Dividends from cost investments	—	—	80	73
Total	40	18	285	211

Table 5
Net Debt - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	As of December 31,
(in $ millions)	2011	2010
Short-term borrowings and current installments of long-term debt - third party and affiliates	144	228
Long-term debt	2,873	2,990
Total debt	3,017	3,218
Less: Cash and cash equivalents	682	740
Net Debt	2,335	2,478

Table 6
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

	Three Months Ended December 31,				Year Ended December 31,
(in $ millions, except share and per share data)	2011		2010		2011		2010
		per share		per share		per share		per share
Earnings (loss) from continuing operations	96	0.61	103	0.65	606	3.81	426	2.69
Deduct: Income tax (provision) benefit	2		(27)		(149)		(112)
Earnings (loss) from continuing operations before tax	94		130		755		538
Other charges and other adjustments [1]	19		14		99		113
Refinancing - related expenses	(2)		—		3		16
Adjusted earnings (loss) from continuing operations before tax	111		144		857		667
Income tax (provision) benefit on adjusted earnings [2]	(19)		(29)		(146)		(133)
Less: Noncontrolling interests	—		—		—		—
Adjusted earnings (loss) from continuing operations	92	0.58	115	0.73	711	4.47	534	3.37
Diluted shares (in millions) [3]
Weighted average shares outstanding		156.4		155.7		156.2		154.6
Assumed conversion of preferred stock		—		—		—		1.6
Dilutive restricted stock units		0.7		0.6		0.8		0.4
Dilutive stock options		1.8		2.0		1.9		1.8
Total diluted shares		158.9		158.3		158.9		158.4
1 See Table 7 for details.
2 The adjusted effective tax rate is 17% for the three and twelve months ended December 31, 2011 and 20% for the three and twelve months ended December 31, 2010.
3 Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.

Table 7
Other Charges and Other Adjustments - Reconciliation of a Non-U.S. GAAP Measure - Unaudited

Other Charges:
	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Employee termination benefits	4	6	22	32
Ticona Kelsterbach plant relocation	4	9	47	26
Plumbing actions	—	(19)	(6)	(59)
Insurance recoveries	—	—	—	(18)
Asset impairments	1	1	1	74
Plant/office closures	—	—	—	4
Commercial disputes	—	2	(15)	(13)
Other	—	—	(1)	—
Total	9	(1)	48	46

Other Adjustments: [1]
	Three Months Ended December 31,		Year Ended December 31,		Income Statement
(in $ millions)	2011	2010	2011	2010	Classification
Business optimization	1	6	8	16	Cost of sales / SG&A
Ticona Kelsterbach plant relocation	1	(6)	8	(13)	Cost of sales
Plant closures	3	3	18	17	Cost of sales / SG&A
Contract termination	—	—	—	22	Cost of sales
(Gain) loss on disposition of assets	—	5	(1)	(10)	(Gain) loss on disposition
Write-off of other productive assets	—	1	(1)	18	Cost of sales
Commercial disputes	1	—	8	—	Cost of sales
Other	4	6	11	17	Various
Total	10	15	51	67
Total other charges and other adjustments	19	14	99	113
1 These items are included in net earnings but not included in other charges.

Table 8
Equity Affiliate Results and Reconciliation of Operating Profit to Affiliate EBITDA -
a Non-U.S. GAAP Measure - Total - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Net Sales
Ticona Affiliates - Asia [1]	405	400	1,637	1,543
Ticona Affiliates - Middle East [2]	353	205	1,204	923
Infraserv Affiliates [3]	595	579	2,192	2,070
Total	1,353	1,184	5,033	4,536
Operating Profit
Ticona Affiliates - Asia [1]	9	43	160	222
Ticona Affiliates - Middle East [2]	172	84	541	400
Infraserv Affiliates [3]	38	31	138	101
Total	219	158	839	723
Depreciation and Amortization
Ticona Affiliates - Asia [1]	19	22	76	85
Ticona Affiliates - Middle East [2]	10	8	48	33
Infraserv Affiliates [3]	36	26	120	101
Total	65	56	244	219
Affiliate EBITDA
Ticona Affiliates - Asia [1]	28	65	236	307
Ticona Affiliates - Middle East [2]	182	92	589	433
Infraserv Affiliates [3]	74	57	258	202
Total	284	214	1,083	942
Net Income
Ticona Affiliates - Asia [1]	1	27	104	134
Ticona Affiliates - Middle East [2]	153	74	481	357
Infraserv Affiliates [3]	29	20	95	75
Total	183	121	680	566
Net Debt
Ticona Affiliates - Asia [1]	172	53	172	53
Ticona Affiliates - Middle East [2]	(110)	(64)	(110)	(64)
Infraserv Affiliates [3]	236	277	236	277
Total	298	266	298	266
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).

Table 8 (continued)
Equity Affiliate Results and Reconciliation of Proportional Operating Profit to Proportional Affiliate EBITDA - a Non-U.S. GAAP Measure - Celanese Proportional Share - Unaudited

	Three Months Ended December 31,		Year Ended December 31,
(in $ millions)	2011	2010	2011	2010
Proportional Net Sales
Ticona Affiliates - Asia [1]	187	185	757	713
Ticona Affiliates - Middle East [2]	88	51	301	231
Infraserv Affiliates [3]	196	190	722	679
Total	471	426	1,780	1,623
Proportional Operating Profit
Ticona Affiliates - Asia [1]	5	20	76	103
Ticona Affiliates - Middle East [2]	43	21	135	100
Infraserv Affiliates [3]	13	11	45	33
Total	61	52	256	236
Proportional Depreciation and Amortization
Ticona Affiliates - Asia [1]	9	10	35	39
Ticona Affiliates - Middle East [2]	2	2	12	8
Infraserv Affiliates [3]	11	8	39	33
Total	22	20	86	80
Proportional Affiliate EBITDA
Ticona Affiliates - Asia [1]	14	30	111	142
Ticona Affiliates - Middle East [2]	45	23	147	108
Infraserv Affiliates [3]	24	19	84	66
Total	83	72	342	316
Equity in Net Earnings of Affiliates (as reported in the Consolidated Statements of Operations)
Ticona Affiliates - Asia [1]	1	13	49	63
Ticona Affiliates - Middle East [2]	35	17	112	81
Infraserv Affiliates [3]	10	7	31	24
Total	46	37	192	168
Proportional Affiliate EBITDA in Excess of Equity in Net Earnings of Affiliates
Ticona Affiliates - Asia [1]	13	17	62	79
Ticona Affiliates - Middle East [2]	10	6	35	27
Infraserv Affiliates [3]	14	12	53	42
Total	37	35	150	148
Proportional Net Debt
Ticona Affiliates - Asia [1]	77	23	77	23
Ticona Affiliates - Middle East [2]	(27)	(16)	(27)	(16)
Infraserv Affiliates [3]	78	89	78	89
Total	128	96	128	96
1 Ticona Affiliates - Asia accounted for using the equity method includes Polyplastics (45%), Korean Engineering Plastics (50%), Fortron Industries (50%), Una SA (50%). Una SA was divested during the three months ended March 31, 2011.
2 Ticona Affiliates - Middle East accounted for using the equity method includes National Methanol Company (Ibn Sina) (25%).
3 Infraserv Affiliates accounted for using the equity method includes Infraserv Hoechst (32%), Infraserv Gendorf (39%) and Infraserv Knapsack (27%).